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                                                                    EXHIBIT 99.1


                   [WESTPORT RESOURCES CORPORATION LETTERHEAD]

               WESTPORT CLOSES MERGER WITH BELCO FOR $866 MILLION


Denver, Colorado - August 21, 2001 - Westport Resources Corporation ("Westport") (NYSE: WRC) announced today the closing of its merger with Belco Oil & Gas Corp. ("Belco") (NYSE: BOG) in a transaction valued at approximately $866 million, including the assumption of $523 million of long term debt, convertible preferred stock, and a hedge portfolio. As was previously agreed upon, the Belco common shareholders will receive a fixed exchange ratio of 0.4125 of a share of new Westport common stock for each share of Belco common stock they own and each Westport shareholder will receive one share of new Westport common stock for each share of Westport common stock they own. Each share of Belco's convertible preferred stock will be convertible into .465795 of a share of new Westport common stock. The transaction was completed following approval by the boards of directors and shareholders of both companies.

As a result of the merger, Westport has estimated proved reserves of approximately 1.1 Tcfe as of June 30, 2001, of which 54% is gas. On a combined basis, the transaction is projected to increase Westport's production by approximately 91% and EBITDAX by approximately 42% over second quarter 2001 results. As Belco's oil and gas hedges expire, Westport expects EBITDAX to show marked improvement. Westport's estimated acquisition cost for these reserves is approximately $1.18 per Mcfe, net of price allocations to Belco's other assets and goodwill.

Donald D. Wolf will continue as Chairman and Chief Executive Officer of Westport. Belco's current Chairman and Chief Executive, Robert A. Belfer, and Vice Chairman, Laurence D. Belfer, will join Westport's Board of Directors. Grant W. Henderson, President and Chief Operating Officer of Belco, will remain with the combined company as Executive Vice President and General Manager of the Southern Business Unit based in Dallas.

"A balanced approach of acquisition, exploitation, and exploration are the fundamental drivers of this company," explained Donald Wolf. "The combination of Westport and Belco allows us to use our balance sheet more effectively, creates a top-20 independent, and adds considerable depth to the probable and possible drilling opportunities and exploration prospects within the company's portfolio." Robert Belfer commented, "This combination creates a company with a very high caliber management group which will be focused on executing an aggressive, growth-oriented business plan."




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Westport is an independent energy company engaged in oil and natural gas exploitation, acquisition and exploration activities primarily in the Gulf of Mexico, the Rocky Mountains, Permian Basin/Mid-Continent and the Gulf Coast.

Contact information: Lon McCain at (303) 573-5404.

FORWARD-LOOKING STATEMENTS

The statements in this press release regarding estimated reserves, estimated acquisition costs, projected capital expenditures and financial results, expected drilling and development activity and anticipated merger benefits and impacts, and any other forecasts, projections or guidance that are not statements of historical fact, are forward-looking statements within the meaning of the federal securities laws. Such statements are inherently uncertain, and actual results may differ materially from those estimated or projected. Factors that can affect Westport's ability to achieve projected results are described in Westport's 10-K report for 2001 filed with the SEC, Westport's 10-Q reports for the first and second quarters of 2001 filed with the SEC and the registration statement and joint proxy statement filed with the SEC on July 31, 2001 by Westport and Belco Oil & Gas Corp. These factors include, among others, the uncertainties inherent in reserve estimations, operational risks inherent in drilling operations, especially in the offshore environment, with corresponding exposure to delays and significant cost overruns, the highly competitive nature of activity in the oil and gas industry with corresponding shortages of equipment and personnel, the risk of exploratory drilling, the uncertain cost and pricing environment in the oil and gas industry, Westport's inability to control operations on properties it does not operate, availability of capital, regulatory requirements, and uncertainties related to integrating Westport and Belco. Westport has no obligation to update the statements contained in this press release or to take action that is described herein or otherwise presently planned.